As filed with the Securities and Exchange Commission on June 26, 2017.

Registration No. 333-203388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-203388)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE OZARKS, INC.

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0556208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classifications Code Number)	(I.R.S. Employer Identification Number)

17901 Chenal Parkway

Little Rock, Arkansas 72223

(501) 978-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg L. McKinney

Chief Financial Officer and Chief Accounting Officer

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Tel. (501) 978-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

H. Watt Gregory, III Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, AR 72201 Tel. (501) 975-3000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-203388 on Form S-3 (the “Registration Statement”) filed by Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), with the Securities and Exchange Commission on April 13, 2015, registering shares of common stock, par value $0.01 per share, of the Company, shares of preferred stock, par value $0.01 per share, of the Company, warrants, depository shares, stock purchase contracts, stock purchase units, debt securities and hybrid securities combining elements of the foregoing.

On June 26, 2017, pursuant to an Agreement and Plan of Merger, dated as of April 10, 2017, by and between the Company and Bank of the Ozarks, an Arkansas state banking corporation and a wholly-owned subsidiary of the Company (the “Bank”), the Company was merged with and into the Bank, with the Bank surviving the merger (the “Reorganization”).

As a result of the Reorganization, the Company has terminated any and all offerings of securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Little Rock, State of Arkansas, on June 26, 2017.

BANK OF THE OZARKS, INC.
By: /s/ Greg McKinney
Name: Greg McKinney Title: Chief Financial Officer and Chief Accounting Officer